Exhibit 16.1


                           RAICH ENDE MALTER & CO. LLP
                                90 Merrick Avenue
                           East Meadow, New York 11554





March 24, 2006


U.S. Securities and Exchange Commission Washington D.C. 20549


Dear Sir/Madam:

We have read the statements set forth by Pharma-Bio Serv, Inc. (formerly Lawrence Consulting Group, Inc.) (the "Company") in Item 4.01 regarding the dismissal of Raich Ende Malter & Co. LLP as the Company's independent auditors, which statements are being filed with the U.S. Securities and Exchange Commission in the Company's current report on Form 8-K/A Amendment No. 1, and we are in agreement with the statements contained therein.

Very truly yours,


/s/ Raich Ende Malter & Co. LLP